Exhibit 23(m)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our reports dated March 28, 2011 relating to the financial statements of Merrill Lynch Preferred Capital Trust IV and of Merrill Lynch Preferred Funding IV, L.P., which appear in Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 10, 2012